Exhibit 99.4


                         EAGLE BANCORP, INC. LETTERHEAD


Dear _________________

         Enclosed is a prospectus in which we are offering ________ shares at _________ per share.

         Please read the prospectus with particular attention to the Risk Factors on pages ______ to _______.

         If you wish to subscribe, please complete the enclosed Order Form.

         The acceptance of your subscription in whole or in part will be determined by Eagle Bancorp, Inc. in its sole discretion.

         You may subscribe to any number of shares you wish. If you are a current shareholder, we may, in our discretion, consider your level of ownership determining how many shares are allocated to you.. There is, however, no pre-emptive right to any shares. It is important that you subscribe in your own name or have your bank or broker otherwise identify you as the ultimate purchaser in order to assist us in our allocation. You may, of course, register your shares in "street" names through your broker or otherwise.


                                                 Sincerely.